AMENDMENT TO

DISTRIBUTION AGREEMENT

This Amendment to the Distribution Agreement (the “Amendment”) is entered into effective as of May 29, 2020 by and among Valued Advisers Trust, a Delaware statutory trust (the “Trust”), Summitry LLC (formerly known as Golub Group, LLC) (the “Adviser”), and Ultimus Fund Distributors, LLC, an Ohio limited liability company (the “Distributor”).

WHEREAS, the Trust, the Adviser, and the Distributor entered into a Distribution Agreement dated as of December 31, 2019 (the “Agreement”), pursuant to which the Distributor was engaged by the Trust to serve as the principal underwriter of the shares of beneficial interest of the Golub Group Equity Fund (the “Fund”);

WHEREAS, the Adviser has notified the Trust that its name has been changed to Summitry LLC; and

WHEREAS, in addition to the Adviser name change, the Adviser has notified the Trust that it wishes to change the name of the Fund; and

WHEREAS, the parties desire to amend the Agreement to reflect these non-material changes;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Effective as of May 29, 2020, all references to the Adviser in the Agreement shall be changed to reflect that the Adviser’s name is Summitry LLC.

2.	Effective as of May 29, 2020, all references to the Fund in the Agreement shall be changed to reflect that the Fund’s name is Summitry Equity Fund.

3.	Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

4.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.

Modification and Governing Law.  This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment.  This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Indiana.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of the date first above written.

VALUED ADVISERS TRUST		SUMMITRY LLC		ULTIMUS FUND
On behalf of the				DISTRIBUTORS, LLC
Summitry Equity Fund

By:	/s/Carol J. Highsmith	By:	/s/Jennifer Rouse	By:	/s/Kevin Guerette

Name:	Carol J. Highsmith	Name:	Jennifer Rouse	Name:	Kevin Guerette

Title:	Vice President and Secretary	Title:	Director of Operations & CCO	Title:	President, Ultimus Fund Distributors